Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2012 SALES

AND ESTIMATES NET LOSS FOR THE FOURTH QUARTER

SAVANNAH, GA (February 13, 2013) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the fourth quarter and fiscal year ended February 2, 2013.

The Company’s 2012 fiscal year contained 53 weeks compared with the traditional 52 weeks in fiscal 2011.  Accordingly, comparisons of total sales for the fourth quarter and full year of fiscal 2012 to the same periods in 2011 are affected by an extra week of sales in 2012.  However, for comparable store sales, the Company is reporting on a comparable weeks basis (e.g. the 14 weeks ended February 2, 2013 compared to the 14 weeks ended February 4, 2012).

Total sales in the 14-week quarter ended February 2, 2013 decreased 1.5% to $175.7 million compared with $178.4 million in the 13-week quarter ended January 28, 2012.  The extra week contributed $8.8 million to total sales in fiscal 2012.

For the year, total sales in the 53 weeks ended February 2, 2013 increased 2.2% to $654.7 million compared with $640.8 million in the 52 weeks ended January 28, 2012.

Ed Anderson, Chairman and Chief Executive Officer, commented, “While the sales results for the fourth quarter are disappointing, we continue to make very good progress in our turnaround efforts.  There are several reasons for the disappointing sales in the fourth quarter and following is a fairly detailed explanation.”

Impact from Delayed Tax Refunds

Fourth quarter comparable store sales decreased 11.8%, comparing the 14 weeks ended February 2, 2013 to the 14 weeks ended February 4, 2012.  The largest impact on the Company’s comparable store sales for the fourth quarter was the delay by the Internal Revenue Service of 2012 tax refunds. The IRS moved back the date it would accept tax returns from January 13 a year ago to January 30 this year.  As a result, all tax refund driven sales this year were pushed into fiscal 2013.  In the last two weeks of fiscal January, sales dropped by over $16 million, most of which, we believe, was due to the delay in tax refunds.  This alone impacted the fourth quarter comparable store sales by 7.5%.  Sales for the first 12 weeks of the 14-week fourth quarter (November, December and the first three weeks of the five-week January) decreased 4.3%.

Although the year-end closing process is not complete, we expect to report a net loss of approximately $0.07 per diluted share for the fourth quarter, with the aforementioned $16 million decrease in sales during the last two weeks of January adversely impacting net loss per diluted share by approximately $0.35.

Mr. Anderson added, “Last week, we finally saw the beginnings of tax refund driven sales activity.  Although we can’t quantify the impact, we are hopeful that this activity will help produce a successful first quarter of fiscal 2013.”

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Fourth Quarter Comparable Sales by Month

Comparable store sales in November increased 1%, continuing the slight positive trend that we began in the third quarter.

Comparable store sales in December decreased 10%.  We mentioned on the third quarter earnings call that we expected a drag on fourth quarter sales from lower layaways.  The drag impacted the December month by more than 3% and the quarter by about 2%. Additionally, we cautioned about the potential difficulty of comparing to last year’s promotional environment.  Last year’s promotional environment was felt most in the ladies’ business in December.  Sales in December were also impacted at the end of the month by a shift in sales around the first of January into the January fiscal month.

Comparable store sales in January dropped 28%.  January comparable sales were actually up 10% for the first three weeks of the five-week month, benefiting from the calendar change mentioned above regarding December.  But as mentioned, sales the last two weeks dropped over $16 million due primarily to the timing of tax refund driven sales.

Outlook Commentary

“While there were several positives in merchandising in the quarter, improving sales remains our number one objective,” noted Mr. Anderson.  “In particular, we are laser-focused on our ladies’ business.  Urban brands continue to diminish in importance and non-branded business has not yet improved enough to offset the branded decreases.  We have further intensified our focus on the fashion element of our ladies’ business and expect improved results in 2013.

“We believe that we are in a fashion cycle where price is still very important.  At the beginning of 2012, we had two merchandising issues - we were not as competitively priced nor as fashion right as we needed to be.  We solved the pricing issue and now compete with anyone on price.  We have made progress on the fashion issue and believe we can solve it in 2013.

“We ended the year with inventories in a very healthy position.  Our balance sheet is strong and we ended the year with approximately $55 million of cash and investments, and no debt.

“Note that fiscal 2013 will be a 52-week year, following the 53 weeks of fiscal 2012.  The week that will be lost is week one of fiscal 2012 which was a $21 million week.  We expect this impact, together with the related shift in the fiscal calendar, to be felt primarily in quarters one and four of 2013.

“Looking forward to the first quarter of 2013, we expect sales to be negatively impacted by the calendar change mentioned above.  We do expect some benefit from the tax refunds moving from late 2012 into 2013.  But, we also know that our ladies’ apparel business is still significantly challenged by the diminished brand sales.  So, our outlook for the first quarter of 2013 remains cautious.

“We continue to be optimistic about our future and believe we are taking the actions we need to take to complete the turnaround of Citi Trends.”

Investor Conference Call and Webcast

The Company will report complete financial results for its fourth quarter and fiscal 2012 before the market opens on March 15, 2013.  Citi Trends will host a conference call on the same day at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2921.  A replay of the conference call will be available until March 22, 2013, by dialing (402) 977-9140 and entering the passcode, 21645977.

The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, on March 15, 2013, beginning at 9:00 a.m. ET.  The online replay will follow shortly after the call and continue until March 22, 2013.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends after quarter-end.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 513 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith Chief Financial Officer (912) 443-2075	Ed Anderson Chairman & Chief Executive Officer (912) 443-3705

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